Exhibit (a)(15)

The Thomson Corporation                                           [LOGO OMITTED]
Toronto Dominion Bank Tower, Suite 2706
PO Box 24, Toronto-Dominion Centre
Toronto, Ontario M5K 1A1
Tel (416) 360-8700   Fax (416) 360-8812
www.thomson.com


News Release


Investor Contact:                       Media Contact:
----------------                        -------------
John Kechejian                          Janey Loyd
Vice President, Investor Relations      Vice President, Corporate Communications
(203) 969-8700                          (203) 969-8700
john.kechejian@thomson.com              janey.loyd@thomson.com

                                        Jason Stewart
                                        Director, Public Relations
                                        (203) 969-8700
                                        jason.stewart@thomson.com


For Immediate Release
--------------------------------------------------------------------------------
                        THE THOMSON CORPORATION COMPLETES
                         EQUITY TENDER OFFER FOR PRIMARK
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         TORONTO, ONTARIO, September 13, 2000 -- The Thomson Corporation (TSE:
TOC) announced today that Marquee Acquisition Corporation (a wholly-owned subsidiary of Thomson formed solely for the purpose of acquiring Primark's shares) has completed its cash tender offer for all of the outstanding shares of common stock of the Primark Corporation (NYSE/PCX: PMK).

         The tender offer expired, as scheduled, at 5:00 P.M. Eastern Daylight Time (EDT) on Tuesday, September 12, 2000. Based on a preliminary count, 19,607,413 shares of Primark common stock (constituting approximately 96.5% of the outstanding common stock) had been tendered and not withdrawn.

         As of 5:00 P.M. EDT on Tuesday, September 12, 2000, US$150 million in the aggregate principal amount of the Primark 9 1/4% Senior Subordinated Notes due 2008 (the "Notes") (constituting 100% of the outstanding Notes) had been tendered and not withdrawn. The offer to acquire all of the outstanding Notes is scheduled to expire on Wednesday, September 13, 2000 at 5:00 p.m. EDT. The total purchase price will be US$1,114.65 per US$1,000 principal amount of Notes, which includes a consent payment of US$10.00.

         In the proposed second step of the acquisition, Thomson plans to merge Marquee with and into Primark. As a result, each share of Primark common stock not previously purchased in the tender offer will be converted into the right to receive US$38.00 per share. The proposed merger is not subject to the approval of the remaining outstanding shareholders of Primark.

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The Thomson Corporation
Completes Tender Offer



         Primark will become part of Thomson Financial, a provider of e-information services and integrated work solutions to the worldwide financial community. Primark (www.primark.com), with 1999 revenues of US$495 million, is a leading provider of financial and economic information products and solutions to financial, corporate and government decision-makers worldwide. With this acquisition, Thomson is taking another significant step toward strengthening its global information offerings, in particular, the content and software applications Thomson provides to the financial services market.

         Thomson Financial is a US$1.44 billion provider of e-information services and integrated work solutions to the worldwide financial community. Through the widest range of products and services in the industry, Thomson Financial helps clients in more than 70 countries make better decisions, be more productive and achieve superior results. For more information on Thomson Financial visit (www.thomsonfinancial.com).

         Thomson Financial is part of The Thomson Corporation (www.thomson.com). With 1999 revenues of US$5.8 billion, The Thomson Corporation is a leading, global e-information and solutions company in the business and professional marketplace. Thomson's common shares are listed on the Toronto and London Stock Exchanges.

                                      -30-

         THIS NEWS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS, WHICH ARE BASED ON THE CORPORATION'S CURRENT EXPECTATIONS AND ASSUMPTIONS, AND ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER FROM THOSE ANTICIPATED. SUCH RISKS AND UNCERTAINTIES INCLUDE, AMONG OTHERS, GENERAL BUSINESS AND ECONOMIC CONDITIONS AND COMPETITIVE ACTIONS.




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